                                                                   Exhibit 99.1


For Immediate Release:  March 6, 2003
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
March 6, 2003
Mebane, North Carolina

            MADISON RIVER COMMUNICATIONS ANNOUNCES ITS 2002 FOURTH
             QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - March 6, 2003 - Madison River Communications today announced its financial and operating results for the fourth quarter and the year ended December 31, 2002.

Highlights
----------
  * Adjusted EBITDA of $87.5 million for the year ended December 31, 2002, an increase of $25.0 million, or 40.0%, compared to $62.5 million for the year ended December 31, 2001;
  * Adjusted EBITDA in the fourth quarter of 2002 of $24.4 million, an increase of $5.9 million, or 31.8%, over Adjusted EBITDA of $18.5 million in the fourth quarter of 2001;
  * The Local Telecommunications Division (LTD) had Adjusted EBITDA of $23.8 million and an Adjusted EBITDA margin of 55.5% in the fourth quarter of 2002; and
  * The Integrated Communications Division (ICD) had an Adjusted EBITDA loss of $3.1 million for the year ended December 31, 2002, an improvement of $21.1 million, or 87.1%, over the year ended December 31, 2001.

2002 Fourth Quarter Results
---------------------------
Adjusted EBITDA, computed as operating income before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses (1), was $24.4 million in the fourth quarter of 2002, a $5.9 million, or 31.8%, increase over the fourth quarter of 2001. In the ICD, Adjusted EBITDA in the fourth quarter of 2002 was $0.6 million, a $4.0 million improvement over an Adjusted EBITDA loss of $3.4 million in the fourth quarter of 2001. The improvement is primarily the result of lower expenses in the fourth quarter of 2002 as the benefits of certain cost reduction measures related to the realignment of the ICD's management and operations under the respective ILECs in the third quarter of 2002 were fully realized. The LTD's Adjusted EBITDA increased $1.9 million, or 8.7%, to $23.8 million in the fourth quarter of 2002 from $21.9 million in the fourth quarter of 2001. The increase is primarily the result of lower operating expenses in the fourth quarter of 2002 compared to the same period of 2001.

On a sequential quarterly basis, Adjusted EBITDA increased $2.9 million, or 13.5%. The $2.9 million increase consists of a $2.2 million improvement in the ICD's Adjusted EBITDA, from an Adjusted EBITDA loss of $1.6 million in the third quarter of 2002 to Adjusted EBITDA of $0.6 million in the fourth quarter of 2002, and a $0.7 million sequential increase in the LTD's Adjusted EBITDA. The increases are primarily attributable to the realignment of the ICD's operations under the LTD and expense reductions in the LTD.

Revenues for the fourth quarter of 2002 were $46.6 million, a decrease of $0.2 million, or 0.4%, from revenues of $46.8 million in the fourth quarter of 2001. Revenues in the fourth quarter of 2002 were $0.2 million, or 0.5%, lower than revenues in the third quarter of 2002.

The Company incurred a net loss of $7.3 million in the fourth quarter of 2002 compared to a net loss of $20.0 million in the fourth quarter of 2001. The LTD reported net income of $2.7 million in the fourth quarter of 2002 compared to a net loss of $2.9 million in the fourth quarter of 2001. The improvement in the LTD's net income is the result of a combination of offsetting factors, among them, lower cost of sales, a new accounting standard and higher non-cash expenses. The adoption of a new accounting standard, effective January 1, 2002, eliminated the periodic amortization of goodwill and reduced amortization expense by approximately $4.1 million per quarter in 2002 compared to 2001. The increase in non-cash expenses included higher long-term incentive plan expenses of $1.2 million in the fourth quarter of 2002 compared to the same period in 2001. In the fourth quarter of 2001, the Company recognized a writedown in the carrying value of certain investments of approximately $8.9 million for which no comparable expenses were incurred in the fourth quarter of 2002. In the ICD, a net loss of $10.0 million was reported for the fourth quarter of 2002 compared to a net loss of $17.1 million for the fourth quarter of 2001. The lower net loss was primarily attributable to lower operating expenses of $7.0 million in the fourth quarter of 2002 compared to the same period in 2001. Operating expenses in the fourth quarter of 2001 include a $2.8 million restructuring charge for which no comparable charges are reflected in the 2002 results.

For the fourth quarter of 2002, the LTD reported revenues of $42.9 million compared to revenues of $42.6 million in the fourth quarter of 2001, an increase of $0.3 million, or 0.8%. Internet and enhanced data revenues increased $1.2 million in the fourth quarter of 2002 compared to the same period in 2001 primarily as a result of more DSL connections. This was offset by a decrease of $0.6 million in local service revenues from lower network access revenues and a decrease of $0.3 million in miscellaneous revenues. On a sequential quarter basis, the LTD's revenues decreased by $0.1 million.

In the fourth quarter of 2002, the LTD reported Adjusted EBITDA of $23.8 million and an Adjusted EBITDA margin of 55.5%. For the same period of 2001, the LTD reported Adjusted EBITDA of $21.9 million and an Adjusted EBITDA margin of 51.5%. The increase in Adjusted EBITDA reflects the benefits of expense reductions from process improvements. Sequentially, Adjusted EBITDA increased $0.7 million, or 3.0%, from the third quarter of 2002.

As of December 31, 2002, the LTD had approximately 206,680 voice access and DSL connections in service or an increase of approximately 730 connections from December 31, 2001 primarily attributable to an increase in DSL connections. In total, the LTD had approximately 16,420 DSL connections in service at December 31, 2002, an increase of approximately 5,280 connections from the approximately 11,140 DSL connections in service at December 31, 2001. The penetration rate in installed DSL connections in the LTD's service areas reached 8.7% of total voice access lines. This continues to be among the highest penetration rates for telecommunications providers in the United States.

The LTD had approximately 190,250 voice access lines in service at December 31, 2002 which is approximately 4,560 lines less than the 194,810 voice access lines in service at December 31, 2001. This decrease is primarily attributable to the weak economy, particularly in the Company's Illinois operations, and to the effect of the 3rd Infantry Division's deployment from Fort Stewart, Georgia. In January 2003, the Company announced its estimated impact on its Georgia operations of a full troop deployment that was underway at Fort Stewart that is expected to result in additional voice access line losses. As previously announced, the full extent of the impact on the Company's operations is difficult to predict and will vary depending on, among other factors, the duration of the troop deployment. However, had the troops been fully deployed for the entire 12 months of 2002, the Company estimates that its adjusted EBITDA would have been reduced by approximately $2.0 million and its capital expenditures would have been reduced by approximately $0.5 million.

Of the approximately 206,680 total connections in the LTD, approximately 130,880 are residential lines, 59,380 are business lines and 16,420 are DSL connections. In addition, the LTD had approximately 91,230 long distance accounts and 27,760 dial-up Internet subscribers at December 31, 2002. Penetration rates for vertical services such as voice mail, caller ID and call forwarding continued to increase in the fourth quarter of 2002.

The ICD reported Adjusted EBITDA in the fourth quarter of 2002 of $0.6 million, an improvement of $4.0 million from an Adjusted EBITDA loss of $3.4 million in the fourth quarter of 2001. Sequentially, the ICD's Adjusted EBITDA improved $2.2 million from an Adjusted EBITDA loss of $1.6 million in the third quarter of 2002. The changes reflect the impact of lower operating expenses in the fourth quarter of 2002 compared to the other periods. The sequential increase reflects the impact of approximately $860,000 in network expenses from other carriers for adjustments related to past billings that were incurred by the ICD in the third quarter of 2002 for which no comparable expenses were recorded in the fourth quarter of 2002. Revenues in the ICD were $3.7 million in the fourth quarter of 2002 compared to $4.2 million in the fourth quarter of 2001, a decrease of $0.5 million, or 12.7%. Fourth quarter 2002 revenues in the ICD were $0.1 million lower than the third quarter of 2002.

The ICD has been developed as a separately managed CLEC using an edge-out strategy whereby markets were established in territories in proximity to our rural ILECs, primarily North Carolina, Illinois and New Orleans, Louisiana.
This strategy provided an efficient source of experienced resources for the ICD to utilize in the development of its operations. During the third quarter of 2002, the Company completed the process of realigning the ICD as a true "edge-out" from our rural ILECs by combining the management and operation of each of the ICD's operating regions under the respective rural ILECS. By realigning the ICD's operations within the rural ILECs, the Company has been able to eliminate certain redundant functions and structure a more efficient network in response to the lower growth expectations. As part of the realignment, the Company recorded a restructuring charge of $2.7 million in the third quarter of 2002, of which $2.6 million was recognized by the ICD and $0.1 million by the LTD.

As of December 31, 2002, the ICD had approximately 16,340 voice access lines and approximately 710 DSL connections in service. At the end of the third quarter of 2002, the ICD had approximately 16,090 voice access lines and 700 DSL connections in service. Therefore, on a sequential basis, voice access lines have increased by approximately 250 lines and DSL connections have increased by 10 connections.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We made progress this year in a very challenging environment. Although 2003 looks every bit as challenging, we are determined to focus on service and efficiencies to continue to improve."


2002 Year-End Results
---------------------
For the year ended December 31, 2002, Adjusted EBITDA increased $25.0 million, or 40.0%, to $87.5 million from $62.5 million in the year ended December 31, 2001. The 2002 year-end Adjusted EBITDA was comprised of $90.6 million in Adjusted EBITDA for the LTD and an Adjusted EBITDA loss of $3.1 million for the ICD. The $25.0 million increase in Adjusted EBITDA in 2002 when compared to 2001 is the result of an improvement in the ICD's Adjusted EBITDA loss of $21.1 million, or 87.1% and a $3.9 million increase, or 4.5%, in Adjusted EBITDA in the LTD. Expense reductions in each division contributed to the overall increase in Adjusted EBITDA.

For the year ended December 31, 2002, revenues were $184.2 million, a decrease of $0.1 million compared to revenues of $184.3 million in year ended December 31, 2001. Revenues for 2002 were comprised of $168.9 million for the LTD, or 91.7% of total revenues, and $15.3 million for the ICD, or 8.3% of total revenues. This compares to 2001 LTD revenues of $171.2 million, or 92.9% of total revenues, and ICD revenues of $13.1 million, or 7.1% of total revenues. The LTD's revenues decreased approximately $2.3 million, or 1.3%, for the year and were unfavorably impacted by bad debt charges taken against MCI WorldCom receivables of $1.1 million and Global Crossing receivables of $0.4 million in the second quarter of 2002 as well as lower network access revenues. In addition, two exchanges in Illinois were sold in May 2001 that contributed approximately $1.2 million in revenues in 2001 prior to the date of disposal for which no comparable revenues were reported in 2002. Offsetting these factors was an increase of approximately $4.4 million in revenues from DSL services.
The ICD reported a revenue increase of $2.2 million, or 16.3%, over the prior year, primarily as a result of a higher average number of connections in service in 2002 than in 2001.

For 2002, the Company reported a net loss of $39.4 million, which is $35.5 million, or 47.4%, lower than the net loss of $74.9 million reported for 2001. The lower net loss is primarily attributable to lower operating and non-operating expenses. The LTD reported net income of $8.5 million in 2002 compared to a net loss of $11.1 in 2001, an improvement of $19.6 million. For 2002, the ICD reported a net loss of $47.9 million compared to a net loss of $63.8 million in 2001, a lower net loss of $15.9 million, or 25.0%.

As of December 31, 2002, the Company had approximately $40.0 million in liquidity consisting of $20.0 million in cash on hand and $20.0 million in fully available credit facilities with the Rural Telephone Finance Cooperative. Capital expenditures for 2002 were approximately $12.2 million.

The Company's non-contributory, defined benefit pension plan, sponsored by Madison River Telephone Company, for qualified employees was frozen in the first quarter of 2003. As a result of the pension freeze, Statement of Financial Accounting Standards No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits became effective. The curtailment resulted in an immediate non-cash net gain of $2.8 million, which was recognized in the first quarter of 2003 and allocated between the Company and its affiliates who participate in the plan. Although further accrual of benefits by plan participants is frozen, the Company has a continued obligation to fund the plan and will continue to recognize an annual net periodic pension expense.

The Company will be conducting a conference call on Friday, March 7, 2003 at 2:00 PM EST to discuss its 2002 fourth quarter and year-end financial and operating results. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

Madison River Communications also announced that Paul H. Sunu, Chief Financial Officer, is scheduled to make a presentation at the Lehman Brothers High Yield Conference in Orlando, Florida, on March 20, 2003.

(1) Non-GAAP Information

The Company believes that Adjusted EBITDA is an additional meaningful measure of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses. You should be aware that this information will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States. A reconciliation of our computation of Adjusted EBITDA to net operating income
(loss) can be found on the attached Condensed Consolidated Statements of Operations.

Selected Financial Results and Operating Data
---------------------------------------------
Selected historical financial and operating results for the fourth quarter and the year ended December 31, 2002 and 2001 were (dollars in millions):

Selected Financial Results:
---------------------------

                                         Fourth Quarter Ended                         Year Ended
                                     December 31,     December 31,          December 31,       December 31,
                                         2002           2001 (a)                2002             2001 (a)
                                     ------------     ------------          ------------       ------------
Net revenues                           $  46.6           46.8                $  184.2            184.3
  LTD                                     42.9           42.6                   168.9            171.2
  ICD                                      3.7            4.2                    15.3             13.1

Operating expenses                        36.8           47.9                   155.3            184.3
  LTD                                     29.8           33.9                   119.2            134.4
  ICD                                      7.0           14.0                    36.1             49.9

Adjusted EBITDA                           24.4           18.5                    87.5             62.5
  LTD                                     23.8           21.9                    90.6             86.7
  ICD                                      0.6           (3.4)                   (3.1)           (24.2)

Adjusted EBITDA margin                    52.3%          39.5%                   47.5%            33.9%

Net income (loss)                      $  (7.3)         (20.0)                $ (39.4)           (74.9)
  LTD                                      2.7           (2.9)                    8.5            (11.1)
  ICD                                    (10.0)         (17.1)                  (47.9)           (63.8)


Cash and cash equivalents              $  20.0           21.6                    (b)              (b)
Net telephone plant
  and equipment                          359.4          396.8                    (b)              (b)
Total assets                             843.5          896.6                    (b)              (b)
Long-term debt                           661.6          680.0                    (b)              (b)
Member's interest                        251.3          213.6                    (b)              (b)
Accumulated deficit                     (193.6)        (154.2)                   (b)              (b)
Accumulated other
  comprehensive income (loss)             (0.2)           0.0                    (b)              (b)

Selected Operating Data:
------------------------
Total connections in service:          223,725        223,371                    (b)              (b)
   LTD:
      Voice                            190,253        194,810                    (b)              (b)
      DSL                               16,423         11,137                    (b)              (b)
   ICD:
      Voice                             16,344         16,730                    (b)              (b)
      DSL                                  705            694                    (b)              (b)

Fiber transport (in actual $ (c))   $  270,000     $  250,000                    (b)              (b)
Network operations centers                   1              1                    (b)              (b)
Employees                                  664            783                    (b)              (b)


(a) 2001 divisional results are presented on a basis consistent with the 2002 presentation.
(b) Year end results are the same as those presented for fourth quarter results.
(c)  Dollar amounts represent monthly recurring revenues.

Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  *  competition in the telecommunications industry;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  *  our ability to repay our outstanding indebtedness;
  * our ability to raise additional capital on acceptable terms and on a timely basis; and
  *  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.



                          MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)


                                             Three Months Ended                         Year Ended
                                             December 31, 2002                       December 31, 2002
                                    ------------------------------------   ---------------------------------
                                        LTD        ICD      Consolidated       LTD        ICD      Consolidated
                                    ---------   --------    ------------   ---------   --------    ------------
Operating revenues:
  Local service                     $  32,506      2,067       34,573      $ 128,985      8,798      137,783
  Long distance service                 3,431        281        3,712         14,787      1,237       16,024
  Internet and enhanced data            3,623        509        4,132         13,497      1,933       15,430
  Transport service                      -           846          846           -         3,469        3,469
  Miscellaneous telecommunications
    service and equipment               3,358        (20)       3,338         11,667       (172)      11,495
                                      -------    -------      -------        -------    -------      -------
Total operating revenues               42,918      3,683       46,601        168,936     15,265      184,201
                                      -------    -------      -------        -------    -------      -------
Operating expenses:
  Cost of services                     10,511      2,240       12,751         43,465     12,833       56,298
  Depreciation and amortization         8,903      3,845       12,748         35,228     15,421       50,649
  Selling, general and
    administrative                     10,407        908       11,315         40,495      7,872       48,367
                                      -------    -------      -------        -------    -------      -------
Total operating expenses               29,821      6,993       36,814        119,188     36,126      155,314
                                      -------    -------      -------        -------    -------      -------

Net operating income (loss)            13,097     (3,310)       9,787         49,748    (20,861)      28,887

Interest expense                       (9,123)    (6,688)     (15,811)       (37,206)   (26,754)     (63,960)
Other expenses, net                       368         (7)         361         (2,183)      (303)      (2,486)
                                      -------    -------      -------        -------    -------      -------
Income (loss) before income taxes
  and minority interest expense         4,342    (10,005)      (5,663)        10,359    (47,918)     (37,559)

Income tax expense                      1,679       -           1,679          1,584       -           1,584
                                      -------    -------      -------        -------    -------      -------
Income (loss) before minority
  interest expense                      2,663    (10,005)      (7,342)         8,775    (47,918)     (39,143)

Minority interest expense               -           -            -               275       -             275
                                      -------    -------      -------        -------    -------      -------
Net income (loss)                   $   2,663    (10,005)      (7,342)     $   8,500    (47,918)     (39,418)
                                      =======    =======      =======        =======    =======      =======


Reconciliation of Adjusted EBITDA
  to Net operating income (loss):

Net operating income (loss)            13,097     (3,310)       9,787         49,748    (20,861)      28,887
Depreciation and amortization           8,903      3,845       12,748         35,228     15,421       50,649
                                      -------    -------      -------        -------    -------      -------
EBITDA                                 22,000        535       22,535         84,976     (5,440)      79,536

Adjustments:
  Restructuring charge                   -            11           11            131      2,563        2,694
  Non-cash long-term incentive
    plan expenses                       1,813         26        1,839          5,537       (253)       5,284
                                      -------    -------      -------        -------    -------      -------
Adjusted EBITDA                     $  23,813        572       24,385      $  90,644     (3,130)      87,514
                                      =======    =======      =======        =======    =======      =======


NOTE: These financial statements recognize Madison River Capital, LLC's unaudited financial results on an historical basis.